As filed with the Securities and Exchange Commission on November 21, 2022

Registration No. 333-216578
Registration No. 333-219671
Registration No. 333-221442
Registration No. 333-223364
Registration No. 333-263504

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to:
Form S-8 Registration Statement No. 333-216578

Post-Effective Amendment No. 1 to:
Form S-8 Registration Statement No. 333-219671

Post-Effective Amendment No. 1 to:
Form S-8 Registration Statement No. 333-221442

Post-Effective Amendment No. 1 to:
Form S-8 Registration Statement No. 333-223364

Post-Effective Amendment No. 1 to:
Form S-8 Registration Statement No. 333-263504

UNDER
THE SECURITIES ACT OF 1933

AERIE PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3109565
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4301 Emperor Blvd., Suite 400
Durham, North Carolina 27703
(Address of Principal Executive Offices, Including Zip Code)

AERIE PHARMACEUTICALS, INC. INDUCEMENT AWARD PLAN
AERIE PHARMACEUTICALS, INC. AMENDED AND RESTATED INDUCEMENT AWARD PLAN
AERIE PHARMACEUTICALS, INC. SECOND AMENDED AND RESTATED INDUCEMENT AWARD PLAN
(Full Title of the Plan)

Royce Bedward
Senior Vice President, General Counsel
Aerie Pharmaceuticals, Inc.
6201 South Freeway
Fort Worth, Texas 76134
(817) 293-0450
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Graham Robinson Faiz Ahmad Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, Massachusetts 02116 (617) 573-4800	Tom Hudnall Assistant Secretary Aerie Pharmaceuticals, Inc. 6201 South Freeway Fort Worth, Texas 76134 (817) 293-0450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed with the Securities and Exchange Commission (the “SEC”) by Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”):

•
Registration Statement on Form S-8 (File No. 333-216578), filed with the SEC on March 9, 2017, registering 418,000 shares of common stock, $0.001 par value per share, under the Aerie Pharmaceuticals, Inc. Inducement Award Plan.

•
Registration Statement on Form S-8 (File No. 333-219671), filed with the SEC on August 3, 2017, registering 463,500 shares of common stock, $0.001 par value per share, under the Aerie Pharmaceuticals, Inc. Inducement Award Plan.

•
Registration Statement on Form S-8 (File No. 333-221442), filed with the SEC on November 9, 2017, registering 83,700 shares of common stock, $0.001 par value per share, under the Aerie Pharmaceuticals, Inc. Amended and Restated Inducement Award Plan.

•
Registration Statement on Form S-8 (File No. 333-223364), filed with the SEC on March 1, 2018, registering 327,300 shares of common stock, $0.001 par value per share, under the Aerie Pharmaceuticals, Inc. Second Amended and Restated Inducement Award Plan.

•
Registration Statement on Form S-8 (File No. 333-263504), filed with the SEC on March 11, 2022, registering 2,700,000 shares of common stock, $0.001 par value per share, under the Aerie Pharmaceuticals, Inc. Second Amended and Restated Inducement Award Plan.

Pursuant to the Agreement and Plan of Merger, dated as of August 22, 2022, among the Registrant, Alcon Research, LLC (“Parent”), and Lyon Merger Sub, Inc. (“Merger Sub”),  Merger Sub merged with and into the Registrant (the “Merger”) on November 21, 2022, with the Registrant becoming a wholly-owned subsidiary of Parent as of the effective time of the Merger.   At the effective time of the Merger, each outstanding share of common stock of the Registrant was converted into the right to receive $15.25 in cash (in the case of outstanding stock options, less the exercise price for the applicable shares of common stock underlying the stock option), without interest and subject to required withholding taxes.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements.  In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that have been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on November 21, 2022.

AERIE PHARMACEUTICALS, INC.

By:	/s/ Tom Hudnall
Name: Tom Hudnall
Title: Assistant Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.